UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):

December 31, 2011

CHINA RECYCLING ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-12536	90-0093373
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12/F, Tower A
Chang An International Building
No. 88 Nan Guan Zheng Jie
Xi An City, Shan Xi Province
China 710068
 (Address of principal executive offices, including zip code)

(86-29) 8769-1097
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 31, 2011, Xi’an TCH Energy Technology Co., Ltd  (“Xi’an TCH”), a wholly owned subsidiary of China Recycling Energy Corporation (the “Company”) entered into a Repurchase Agreement for the Coke-Oven Gas Power Generation Project (the “Repurchase Agreement”) with Shenmu County Jiujiang Trading Co., Ltd.(the “Shenmu”). Xi’an TCH entered into a Cooperative Contract on Coke-oven Gas Power Generation Project with Shenmu in 2009 (the “Cooperative Contract”) and disclosed in the Form 8-K filed on November 2, 2009.

 Under the Repurchase Agreement, Shenmu will purchase the set of 18 megawatt capacity power generating systems (the “Systems”) from Xi’an TCH and pay outstanding energy saving service fees of RMB 19.44 million (approximately US$ 3,037,500 million) to Xi’an TCH within 3 working days from the date of the Repurchase Agreement. Xi’an TCH will transfer the Systems to Shenmu for a price of RMB 120 million (approximately US$18,750,000) (the “Repurchase Price”). Shenmu shall pay the first 30% of the Repurchase Price within 5 working days from the date of the Repurchase Agreement, the second 30% of Repurchase Price within 90 days from date of Repurchase Agreement and the remaining 40% of the Repurchase Price within 180 days from the date of Repurchase Agreement. The ownership of the Systems will be transferred to Shenmu when the entire Repurchase Price has been paid. The Cooperative Contract will be terminated upon Shenmu’s payment of the entire Repurchase Price.

The description of the terms and conditions of the Repurchase Agreement is qualified in its entirety by the full text of that document, which is attached hereto as an Exhibit.

Item 2.01 Completion of Acquisition or Disposition of Assets.

See Item 1.01 above, which is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d)             Exhibits.

Exhibit No.	Description of Document

10.1	Repurchase Agreement for the Coke-Oven Gas Power Generation Project

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Recycling Energy Corporation

Date: January 3, 2012	/s/ David Chong
David Chong, Chief Financial Officer